EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 25, 2026, relating to the financial statements of Genesco Inc., and the effectiveness of Genesco Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genesco Inc. for the year ended January 31, 2026.

/s/ Deloitte & Touche LLP

Nashville, TN

September 10, 2026